Exhibit 5.1

November 6, 2023

Splunk Inc.

270 Brannan Street

San Francisco, California 94107

Re:	Splunk Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

I, Scott Morgan, am the Senior Vice President, Chief Legal Officer, Global Affairs and Secretary of Splunk Inc., a Delaware corporation (the “Company”). In connection with the public offering by certain selling stockholders (the “Selling Stockholders”) of up to 12,799,822 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), I am providing the following opinion.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, I or a member of my staff have examined and relied upon the following:

(a)            the registration statement on Form S-3 of the Company relating to the Shares to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)            the prospectus, dated November 6, 2023 (the “Prospectus”), which forms a part of and is included in the Registration Statement; and

(c)            the Schedule 13D as amended filed with the Commission on behalf of the Selling Stockholders with respect to the Shares and certain related documents.

Splunk Inc.

November 6, 2023

I or a member of my staff have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and are validly issued, fully paid and nonassessable.

I hereby consent to the reference of my name under the heading “Legal Matters” in the Prospectus. I also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Scott Morgan
Scott Morgan
Senior Vice President, Chief Legal Officer, Global Affairs & Secretary